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                                                                    EXHIBIT 99.3



                                  NEWS RELEASE
[ACUITYBRANDS LOGO]                                  Acuity Brands, Inc.
                                                     1170 Peachtree Street, NE
                                                     Suite 2400
                                                     Atlanta, GA 30309

                                                     Tel:  404 853 1400
                                                     Fax: 404 853 1430

                                                     AcuityBrands.com

COMPANY CONTACT:
DAN SMITH
ACUITY BRANDS, INC.
(404) 853-1423


                  ACUITY BRANDS DECLARES QUARTERLY DIVIDEND AND
                       ANNOUNCES STOCK REPURCHASE PROGRAM


ATLANTA, October 5, 2005 - The Board of Directors of Acuity Brands, Inc. (NYSE:
AYI) has declared a quarterly dividend of 15 cents per share. The dividend is payable on November 1, 2005 to stockholders of record on October 17, 2005.

In addition, the Board of Directors of Acuity Brands has authorized the repurchase of up to 2,000,000 shares, or approximately 4.5%, of the Company's outstanding common stock. Under the share repurchase program, the Company expects to acquire shares primarily through open market transactions, subject to market conditions and other factors. The Company may enter into Rule 10b5-1 plans to facilitate open market repurchases under the program. A Rule 10b5-1 plan would generally permit the Company to repurchase shares at times when it might otherwise be prevented from doing so under certain securities laws provided the plan is adopted when the Company is not in possession of material non-public information. Shares repurchased under the program may be retired or used for general corporate purposes, which may include the Company's share-based compensation and employee benefit plans.

Vernon J. Nagel, Chairman, President and Chief Executive Officer of Acuity Brands, said, "The Board's approval of the share repurchase program is a reflection of our confidence in the Company's future and its ability to continue to generate strong cash


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flow from operations. Over the past four years, the Company has significantly improved its financial position and has reduced overall debt levels by 42%, enhancing the Company's financial flexibility. In 2005, the Company generated over $137 million in cash flow from operations and paid shareholders more than $26 million in dividends while ending the year with almost $100 million of cash. At August 31, 2005, the Company's net debt balance (total debt minus cash and cash equivalents) was approximately $274 million. Outstanding debt consisted almost entirely of long-term obligations. We believe that a share repurchase program represents a wise use of our cash flow, also allowing us to offset dilution resulting from our stock-based compensation and benefit programs. We believe that the repurchase program supports Acuity Brands' objective to maximize long-term stockholder value, while continuing to fund investments to better serve our customers, to grow our businesses, and to improve our operating and financial performance."

Acuity Brands, Inc., with fiscal year 2005 net sales of approximately $2.2 billion, is comprised of Acuity Brands Lighting and Acuity Specialty Products. Acuity Brands Lighting is one of the world's leading providers of lighting fixtures and includes brands such as Lithonia Lighting(R), Holophane(R), Peerless(R), Hydrel(R), American Electric Lighting(R), and Gotham(R). Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep(R), Zep Commercial(TM), Enforcer(R), and Selig(TM). Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 10,000 people and has operations throughout North America and in Europe and Asia.

Forward Looking Information

This filing contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements made herein that may be considered forward-looking include statements incorporating terms such as "expects," "believes," "intends," "anticipates" and similar terms that relate to future events, performance, or results of the Company, including, without limitation, statements made regarding the expected acquisition of shares of the Company's outstanding common stock; the possibility of entering into Rule 10b5-1 plans to facilitate repurchases and what that would allow; the possibility that shares may be retired or used for general



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corporate purposes; and the impact of the share repurchase on dilution and on the Company's objectives. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management's present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices, among others. Please see the other risk factors more fully described in the Company's SEC filings including the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 8, 2005. Acuity Brands, Inc.


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